Exhibit 10.60

___ Award 2011 Plan

PERFORMANCE UNITS AGREEMENT
THIS AGREEMENT (the “Agreement”), effective ___________ (the “Grant Date”), is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee of the Company or a Subsidiary (as defined below) or an Affiliate (as defined below) of the Company (the “Grantee”).
WHEREAS, the Company wishes to afford the Grantee the opportunity to participate in future increases in Company value;
WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Committee (as hereinafter defined) appointed to administer the Plan has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Performance Units provided for herein to the Grantee as an incentive for increased efforts during his or her term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officer to issue said Performance Units;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.
Section 1.1 - “Affiliate” shall mean any other Person directly or indirectly controlling, controlled by, or under common control with the Company. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2 - “Cause” shall mean

(a) “Cause” as defined in the Grantee's employment agreement with the Company, if any; or

(b) if the Grantee does not have an employment agreement with the Company:

(i) any material and uncorrected breach by the Grantee of the terms of his or her employment with the Company, including, but not limited to, engaging in action in violation of any restrictive covenants applicable to him or her;
(ii) any willful fraud or dishonesty of the Grantee that has a material detrimental effect on (A) the reputation or business of the Company or any of its subsidiaries or affiliates or (B) the Grantee's reputation or performance of his or her duties to the Company or any of its subsidiaries or affiliates;
(iii) a deliberate or willful refusal or failure of the Grantee to comply with any major corporate policy of the Company which is communicated to the Grantee in writing; or
(iv) the Grantee's conviction of, or plea of nolo contendere to, any felony if such conviction results in his or her imprisonment or has a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or affiliates;

provided that with respect to clause (i) or (iii) above, the Grantee shall have ten (10) days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct to prevent termination for Cause by the Company. If the Grantee cures the conduct that is the basis for the potential termination for Cause within such ten (10)-day period, the Company's notice of termination shall be deemed withdrawn. Except for violations of the Company's restrictive covenants or termination under paragraph (iv) above, only actions, conduct and events occurring during the Grantee's term of employment with the Company shall be the subject of a termination for Cause. In the event that the Grantee is terminated for failure to meet performance goals, such termination shall be considered a termination for Cause for all purposes relating to these Performance Units.

Section 1.3 - “Change of Control” shall have meaning given to such term in Section 17(m) of the Plan.

Section 1.4 - “Committee” shall mean the Compensation Committee of the Company, duly appointed by the Board as the Administrator under Section 2 of the Plan.

Section 1.5 - “Common Stock” shall mean the common stock of the Company, par value $0.01.

Section 1.6 - “Determination Date” shall mean the earliest to occur of the following events: (i) December 31, ___; (ii) a Termination of Employment on account of death or Disability; or (iii) a Change of Control.

Section 1.7 - “Disability” shall have the meaning given to such term in Section 17(n) of the Plan.

Section 1.8 - “FMV per Share” shall mean the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately preceding the Determination Date. Notwithstanding the foregoing, in the event of a Change of Control, “FMV per Share” shall mean the per share value of equity based on amounts paid in the Change of Control.

Section 1.9 - “Good Reason” shall mean:

(a) “Good Reason” as defined in the Grantee's employment agreement with the Company, if any; or

(b) if the Grantee does not have an employment agreement with the Company:

(i)     a reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed ten percent (10%) in one year or fifteen percent (15%) in the aggregate over three (3) consecutive years,* by the Company in the Grantee's base salary from that in effect immediately prior to the reduction;
(ii)     a reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in the Grantee's bonus opportunity, maximum bonus opportunity and long-term incentive award grant date value used to establish bonus or long-term incentive awards, respectively, from time to time, from those in effect immediately prior to any such reduction;
(iii)    a material reduction in the aggregate program of employee benefits and perquisites to which the Grantee is entitled (other than a reduction that generally affects all executives);
(iv)     relocation of the Grantee's primary office by more than 50 miles from the location of the Grantee's primary office as of the date of this Agreement; or
(v)     any material diminution or material adverse change in the Grantee's duties or responsibilities.
Section 1.10 - “Incentive Amount” shall mean the amount payable to the Grantee hereunder with respect to the Performance Units, if any, as calculated under Article IV.
Section 1.11 - “Performance Units” shall mean the stock units granted on a performance basis under this Agreement. The value of each Performance Unit shall be equal to the FMV per Share as of the relevant Determination Date.
Section 1.12 - “Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

Section 1.13 - “Plan” shall mean the Peabody Energy Corporation 2011 Long-Term Equity Incentive Plan, as amended from time to time.
Section 1.14 - Pronouns ‑ The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 1.15 - “Retirement” shall mean the Grantee's retirement from the Company on or after age fifty-five (55) with at least ten (10) years of service with the Company.
Section 1.16 - “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations below it in such chain.
Section 1.17 - “Termination of Employment” shall mean a termination of the Grantee's employment with the Company, a Subsidiary or an Affiliate (regardless of the reason therefor) that constitutes a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, or applicable regulations or other guidance issued thereunder (“Section 409A”).
ARTICLE II
GRANT OF PERFORMANCE UNITS

Section 2.1 - Grant of Performance Units. For good and valuable consideration, the Company hereby grants to the Grantee the number of Performance Units set forth on the signature page hereof upon the terms and subject to the conditions set forth in this Agreement.

Section 2.2 - No Obligation of Employment. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or Affiliate or interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.

Section 2.3 - Adjustments in Performance Units. In the event of the occurrence of one of the corporate transactions or other events listed in Section 12(a) of the Plan, the Committee shall make such substitution or adjustment as provided in Section 12(a) in order to equitably reflect such corporate transaction or other event. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.

ARTICLE III
VESTING AND FORFEITURE OF PERFORMANCE UNITS

Section 3.1 - Performance Units. Unless otherwise provided in this Article III, the Performance Units shall vest on the fifteenth (15th) day of each calendar month, in equal monthly increments, during the period beginning on the Grant Date and ending on December 31, ____ (the “Performance Cycle”).

Section 3.2 - Effect of Certain Events. Notwithstanding the foregoing Section 3.1, during the Performance Cycle:

(a)upon a Termination of Employment on account of the Grantee's death or Disability, all of the Performance Units shall become immediately vested and the Grantee shall become entitled to the Incentive Amount calculated and payable pursuant to Article IV hereof with respect to the Performance Units that are vested as of the date of Termination of Employment;

(b)upon the earliest of (i) a Termination of Employment on account of Retirement, (ii) a Termination of Employment by the Company without Cause, or by the Grantee for Good Reason, or (iii) a Change of Control, the Performance Units shall cease to vest, any and all Performance Units that remain unvested on the date of such Termination of Employment or Change of Control shall terminate immediately, and the Grantee shall become entitled to the Incentive Amount calculated and payable pursuant to Article IV hereof with respect to the Performance Units that are vested as of the date of such Termination of Employment or Change of Control, as applicable; and

(c)upon the earlier of (i) a Termination of Employment by the Company for Cause, and (ii) a Termination of Employment by the Grantee without Good Reason, all Performance Units (whether or not they are vested) shall terminate and the Grantee shall not be entitled to any Incentive Amount hereunder.

ARTICLE IV
CALCULATION AND PAYMENT OF INCENTIVE AMOUNT

Section 4.1 - Calculation of Incentive Amount. The Incentive Amount, if any, payable to the Grantee hereunder shall be calculated as of the Determination Date in accordance with paragraph (a) below.

(a) Calculation Formula. The Incentive Amount shall equal the sum of (i) and (ii) below.

(i)Fifty percent (50%) times the number of Performance Units that are vested as of the Determination Date pursuant to Article III hereof, multiplied by the FMV per Share as of the Determination Date, and further multiplied by the Percentage of Award Earned specified in Exhibit A hereto that correlates with the applicable Return on Capital percentage set forth in Exhibit A hereto as of the last day of the calendar quarter that ends on or immediately precedes the Determination Date.

(ii)Fifty percent (50%) times the number of Performance Units that are vested as of the Determination Date pursuant to Article III hereof, multiplied by the FMV per Share as of the Determination Date, and further multiplied by the composite total shareholder return percentage determined under paragraph (b) below (the “Composite TSR Percentage”) as of the Determination Date.

(b) Composite TSR Percentage. The Composite TSR Percentage equals the sum of the weighted payout percentages derived under paragraphs (i) and (ii) below as of the Determination Date.

(i) 3 Year Cumulative TSR - Peer Group Weighted Payout Percentage. The 3 Year Cumulative TSR - Peer Group measure represents the Company's average total shareholder return (based on the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately preceding the Determination Date compared to the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately following the Grant Date), expressed as a percentile ranking in an industry peer group (which peer group shall include such companies as shall be selected by the Committee in its sole discretion before the awards to which the 3 Year Cumulative TSR - Peer Group applies are granted) that corresponds with a specified payout percentage.

The table below is used to determine the applicable payout percentage, which is then multiplied by 25% to determine the 3 Year Cumulative TSR - Peer Group weighted payout percentage for purposes of the Composite TSR Percentage.

3 Year Cumulative TSR - Peer Group

Total Shareholder Return Percentile Ranking	<35th	35th	42.5th	50th	62.5th	≥ 75th
Payout Percentage	—%	40%	70%	100%	150%	200%

Notwithstanding the foregoing, if the Company's average total shareholder return as of the Determination Date (based on the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately preceding the Determination Date compared to the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately following the Grant Date) is negative, the following shall apply:

(A)    If the Company's total shareholder return percentile ranking is at or above the 50th percentile of the peer group, then the applicable payout percentage used to determine the 3 Year Cumulative TSR - Peer Group weighted payout percentage for purposes of the Composite TSR Percentage shall not exceed 150% and shall be determined by reference to the table below.
Negative Return / 3 Year Cumulative TSR - Peer Group

Total Shareholder Return Percentile Ranking	<50th	50th	≥ 62.5th
Payout Percentage	—%	100%	150%

(B)    If the Company's total shareholder return percentile ranking is below the 50th percentile of the peer group, then the 3 Year Cumulative TSR - Peer Group weighted payout percentage shall be 0%.
(ii) 3 Year Cumulative TSR - S&P 500 Index Weighted Payout Percentage. The 3 Year Cumulative TSR - S&P 500 Index measure represents the Company's average total shareholder return (based on the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately preceding the Determination Date compared to the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately following the Grant Date), expressed as a percentile ranking in the Standard & Poor's 500 Index that corresponds with a specified payout percentage.

The table below is used to determine the applicable payout percentage, which is then multiplied by 75% to determine the 3 Year Cumulative TSR - S&P 500 Index weighted payout percentage for purposes of the Composite TSR Percentage.

3 Year Cumulative TSR - S&P 500 Index

Total Shareholder Return Percentile Ranking	<35th	35th	42.5th	50th	62.5th	≥ 75th
Payout Percentage	—%	40%	70%	100%	150%	200%

Notwithstanding the foregoing, if the Company's average total shareholder return as of the Determination Date (based on the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately preceding the Determination Date compared to the average of the closing prices of the shares of Common Stock for the four (4) weeks immediately following the Grant Date) is negative, the following shall apply:
(A)    If the Company's total shareholder return percentile ranking is at or above the 50th percentile of the Standard & Poor's 500 Index, then the applicable payout percentage used to determine the 3 Year Cumulative TSR - S&P 500 Index weighted payout percentage for purposes of the Composite TSR Percentage shall not exceed 150% and shall be determined by reference to the table below.
Negative Return / 3 Year Cumulative TSR - S&P 500 Index

Total Shareholder Return Percentile Ranking	<50th	50th	≥ 62.5th
Payout Percentage	—	100%	150%

(B)    If the Company's total shareholder return percentile ranking is below the 50th percentile of the Standard & Poor's 500 Index, then the 3 Year Cumulative TSR - S&P 500 Index weighted payout percentage shall be 0%.

(iii)    For purposes of this Section 4.1, references to the S&P 500 Index shall be deemed to be references to such index, but in all cases excluding the financial services companies that would otherwise be included in such index.
Section 4.2 - Form and Time of Payment.

(a) General. Subject to Section 4.3, the Incentive Amount shall be paid to the Grantee in Common Stock (except as otherwise provided below in this Section 4.2) as soon as administratively feasible but not later than the ninetieth (90th) day following the Determination Date. The number of shares of Common Stock to be distributed to the Grantee shall equal the quotient of (i) the Incentive Amount, divided by (ii) the Fair Market Value of one share of Common Stock on the payment date. Notwithstanding the foregoing, if the Determination Date is triggered by a Change of Control, the Incentive Amount (calculated in accordance with Section 4.1 using the per share value of equity based on amounts paid in the Change of Control) shall be paid to the Grantee in cash as soon as administratively feasible but not later than the ninetieth (90th) day following the Determination Date.

(b) Specified Employee. If the Determination Date is triggered by a Termination of Employment other than due to death and the Grantee is a “specified employee” (as such term is defined in Section 409A, but generally meaning one of the Company's key employees within the meaning of Code Section 416(i)), the Incentive Amount shall be paid to the Grantee on the first day of the seventh month after the Determination Date.

Section 4.3 - Conditions to Issuance of Stock Certificates. If the Incentive Amount is to be distributed in shares of Common Stock as provided in Section 4.2 and the Committee reasonably anticipates, in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), that issuing Common Stock within the 90-day period following the Determination Date will violate federal securities laws or other applicable laws, the Company may delay issuing such Common Stock, provided that the Company issues such Common Stock on the earliest date on which the Committee reasonably anticipates that such issuance will not violate federal securities laws or other applicable laws.

Section 4.4 - Stockholder Rights. The Grantee shall not be, or have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares shall have been issued by the Company to the Grantee.

ARTICLE V
MISCELLANEOUS

Section 5.1 - Administration. The Committee has the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Performance Units. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2 - Performance Units Not Transferable. Neither the Performance Units nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3 - Withholding. In connection with the payment of the Incentive Amount, unless the Grantee makes alternative arrangements satisfactory to the Company to personally remit required withholding amounts, then as of the date that all or a portion of the Incentive Amount is paid, the Company will withhold a portion of such Incentive Amount with a fair market value as of such date equal to the aggregate amount required by law to be withheld by the Company in connection with such payment for applicable federal, state, local and foreign taxes of any kind.

Section 5.4 - Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him or her at the address given beneath his or her signature hereto. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee's personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 5.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

Section 5.5 - Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.6 - Applicability of Plan. The Performance Units and the shares of Common Stock issued to the Grantee, if any, shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Performance Units and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 5.7 - Amendment.

(a) This Agreement may be amended only by a writing executed by the parties hereto that specifically states that it is amending this Agreement.

(b) This Agreement is intended to comply with Section 409A and shall, to the extent practicable, be construed in accordance therewith. If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Section 409A, then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it complies with the requirements of Section 409A and preserves as nearly as possible the original intent and economic effect of the affected provisions.

Section 5.8 - Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay or reimburse any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Payments or reimbursements of legal fees made under this Section 5.8 that are provided during one calendar year shall not affect the amount of such payments or reimbursements provided during a subsequent calendar year, payments or reimbursements under this Section 5.8 may not be exchanged or substituted for another form of compensation to the Grantee, and any such reimbursement or payment will be paid within sixty (60) days after the Grantee prevails, but in no event later than the last day of the Grantee's taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 5.8 shall remain in effect throughout the Grantee's employment with the Company and for a period of five (5) years following the Grantee's Termination of Employment.

Section 5.9 - Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

GRANTEE	PEABODY ENERGY CORPORATION
By
[Grantee]	Its

Aggregate number of Performance Units granted hereunder: ____________

___ Award 2011 Plan
EXHIBIT A
RETURN ON CAPITAL TARGETS

For purposes of calculating the portion of the Incentive Amount described in Section 4.1(a)(i), the following percentages shall apply:

	Below Entry	Entry	Target	Maximum
Return on Capital	Less than ____%	____%	____%	____%
Percentage of Award Earned	—%	___%	___%	___%

For purposes of the chart above:
Return on Capital shall be determined by taking the average annual operating profit for the Performance Cycle or, in the event of a Determination Date that precedes the end of the Performance Cycle, the portion of the Performance Cycle that has been completed as of the last day of the calendar quarter that ends on or immediately precedes the Determination Date, before taxes and dividing such number by the average total capital. The average total capital is determined using total debt plus total equity for the thirty-seven (37) month-end periods from December ____ through December ____ or, if earlier, the calendar quarter ending coincident with or immediately prior to the Determination Date.